FORM OFAMENDMENT 6

This amendment (the “Amendment”) between the parties signing below (“Parties”) amends the Existing Agreement as of June 22, 2021 (the “Effective Date”):

Term	Means

“Existing Agreement”	The Distribution Agreement between ALPS and the Trust dated April 16, 2018, as amended

“ALPS”	ALPS Distributors, Inc.

“Trust”	Janus Detroit Street Trust

Except as amended hereby, all terms of the Existing Agreement remain in full force and effect. This Amendment includes the amendments in Schedule A.

IN WITNESS WHEREOF, the Parties have caused this Amendment to be executed by their duly authorized representatives.

JANUS DETROIT STREET TRUST	ALPS DISTRIBUTORS, INC.

By:	By:

Name:	Jesper Nergaard	Name:	Bradley J. Swenson
Title: Vice President, Chief Financial Officer, Treasurer and Principal Accounting Officer		Title:	Director, President & Chief Operating Officer

Distribution Agreement Amendment 6

Schedule A to this Amendment

Amendments

As of the Effective Date, the Existing Agreement is amended as follows:

1.	The current Appendix A (List of Portfolios) to Exhibit 1 of the Agreement shall be deleted in its entirety and replaced with the following new Appendix A (List of Portfolios) to Exhibit 1:

APPENDIX A

LIST OF PORTFOLIOS

Fund	Ticker

Janus Henderson Small Cap Growth Alpha ETF	JSML

Janus Henderson Small/Mid Cap Growth Alpha ETF	JSMD

The Long-Term Care ETF	OLD

Janus Henderson Short Duration Income ETF	VNLA

Janus Henderson Mortgage-Backed Securities ETF	JMBS

Janus Henderson AAA CLO ETF	JAAA

Janus Henderson U.S. Real Estate ETF	JRE